Execution Copy









                            STOCK PURCHASE AGREEMENT

                                      among

                           NONNI'S FOOD COMPANY, INC.

                                 B&G FOODS, INC.

                                       and

                              BURNS & RICKER, INC.


                          Dated as of January 17, 2001

                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I           PURCHASE AND SALE OF THE SHARES...........................1
        1.1.      Purchase and Sale of the Shares.............................1
        1.2.      Post-Closing Inventory Adjustment...........................1
        1.3.      Closing Date, Time and Place................................3
        1.4.      Assignment and Assumption of Contracts......................5

ARTICLE II          REPRESENTATIONS AND WARRANTIES OF SELLER..................5
        2.1.      Organization................................................5
        2.2.      Authorization and Enforceability............................5
        2.3.      No Violations of Laws or Agreements.........................6
        2.4.      Capital Structure...........................................6
        2.5.      Subsidiaries................................................7
        2.6.      Financial Information.......................................7
        2.7.      Taxes.......................................................7
        2.8.      Properties..................................................9
        2.9.      Intellectual Property.......................................9
        2.10.     Material Contracts..........................................9
        2.11.     Litigation.................................................10
        2.12.     Insurance..................................................11
        2.13.     Employee and Labor Matters.................................11
        2.14.     Benefit Plans..............................................12
        2.15.     Absence of Changes or Events...............................13
        2.16.     Compliance with Applicable Laws............................15
        2.17.     Licenses and Permits.......................................15
        2.18.     Environmental Matters......................................16
        2.19.     Inventory..................................................17
        2.20.     Equipment..................................................17
        2.21.     Brokers....................................................17
        2.22.     No Liabilities.............................................17
        2.23.     Major Customers............................................18
        2.24.     Related Party Transactions.................................18
        2.25.     Sale of Products; Promotions...............................19
        2.26.     Certain Payments...........................................19

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF BUYER..................19
        3.1.      Organization...............................................19
        3.2.      Authorization and Enforceability...........................20
        3.3.      No Violations of Laws or Agreements........................20
        3.4.      Purchase for Investment....................................20
        3.5.      Brokers....................................................21

ARTICLE IV          COVENANTS................................................21
        4.1.      Confidentiality............................................21
        4.2.      Financial Information......................................21
        4.3.      Solicitations of Employees.................................21
        4.4.      Employees..................................................22
        4.5.      Taxes......................................................23
        4.6.      Trade Discounts............................................23
        4.7.      Returns....................................................24
        4.8.      Accounts Payable...........................................24
        4.9.      Prepaid Expenses...........................................24
        4.10.     USPTO Filings..............................................24
        4.11.     Further Assurances.........................................24
        4.12.     Press Releases.............................................24

ARTICLE V           INDEMNIFICATION..........................................25
        5.1.      Indemnification by Seller..................................25
        5.2.      Indemnification by Buyer...................................25
        5.3.      Indemnification Limitations and Procedures.................25
        5.4.      Procedures Relating to Indemnification.....................27

ARTICLE VI          MISCELLANEOUS............................................28
        6.1.      Expenses...................................................28
        6.2.      Construction of this Agreement.............................29
        6.3.      Assignment.................................................29
        6.4.      No Third-Party Beneficiaries...............................29
        6.5.      Amendments.................................................29
        6.6.      Notices....................................................29
        6.7.      Consent to Jurisdiction....................................30
        6.8.      Severability...............................................31
        6.9.      Waiver.....................................................31
        6.10.     Counterparts...............................................31
        6.11.     Entire Agreement...........................................31
        6.12.     Governing Law..............................................31
        6.13.     Certain Defined Terms......................................31
        6.14.     Time is of the Essence.....................................32

                                    Schedules
                                    ---------


Schedule 2.1  - Directors and Executive Officers
Schedule 2.3. - Violations of Laws or Agreements;  Consents
Schedule 2.4. - Capital Structure
Schedule 2.6. - Financial  Information
Schedule 2.7. - Taxes
Schedule 2.8. - Properties;  Liens
Schedule 2.9. - Intellectual Property
Schedule 2.10 - Material Contracts
Schedule 2.11 - Litigation
Schedule 2.12 - Insurance
Schedule 2.13 - Employee and Labor Matters
Schedule 2.14 - Benefit Plans
Schedule 2.15 - Absence of Changes or Events
Schedule 2.16 - Compliance with  Applicable  Laws
Schedule 2.17 - Licenses  and  Permits
Schedule 2.18 - Environmental   Matters
Schedule 2.19 - Inventory
Schedule 2.20 - Equipment
Schedule 2.23 - Major Customers
Schedule 2.24 - Related Party  Transactions
Schedule 2.25 - Sale of Products;  Promotions
Schedule 4.4. - Employees
Schedule 6.13 - Executive Management

                                TABLE OF EXHIBITS


Exhibit A  -        Form of Noncompetition Agreement

Exhibit B  -        Form of Transitional Services Agreement

Exhibit C  -        Form of Release Agreement

Exhibit D  -        Form of License Agreement

Exhibit E  -        Form of Direct to Store Delivery Agreement

Exhibit F  -        Form of Opinion of Dechert

Exhibit G  -        Form of Certificate of the Secretary of the Company

Exhibit H  -        Form of Certificate of the Secretary of Seller

Exhibit I  -        Form of Opinion of Cooley Godward LLP

Exhibit J -         Form of Opinion of Greenberg Traurig, P.A.

Exhibit K  -        Form of Certificate of the Secretary of Buyer

                                  DEFINED TERMS

                                                                            Page

Adjustment Amount.............................................................2
Agreement.....................................................................1
Ancillary Agreements..........................................................6
Benefit Plans................................................................12
BRS..........................................................................18
Buyer.........................................................................1
Buyer Indemnified Parties....................................................24
Buyer's Returns..............................................................23
Buyer's Welfare Plans........................................................22
CERCLA.......................................................................17
Closing.......................................................................3
Closing Date..................................................................3
Closing Inventory Amount......................................................1
Closing Inventory Statement...................................................1
Code..........................................................................7
Common Stock..................................................................1
Company.......................................................................1
Confidentiality Agreement....................................................21
Employee.....................................................................12
Environmental Laws...........................................................17
ERISA........................................................................12
FDC Act......................................................................17
finally determined............................................................3
Financial Information.........................................................7
GAAP..........................................................................7
GAHL.........................................................................18
Governmental Authority........................................................6
Hazardous Substances.........................................................17
Hazardous Waste..............................................................17
HSR Act.......................................................................6
Indemnified Party............................................................27
Indemnifying Party...........................................................27
Initial Cash Consideration....................................................1
Intellectual Property.........................................................9
Inventory....................................................................17
Leases........................................................................9
License Agreement.............................................................4

Liens.........................................................................9
Losses.......................................................................25
Material Adverse Effect......................................................31
Material Contracts...........................................................10
Noncompetition Agreement......................................................4
Notice.......................................................................27
Obsolete Inventory............................................................2
Permitted Liens...............................................................9
petroleum products...........................................................17
Prepaid Expense Amount.......................................................24
Product Contribution Statement................................................7
Purchase Price................................................................1
RCRA.........................................................................17
Reference Amount..............................................................2
Release Agreement.............................................................4
Remediation..................................................................28
Returns......................................................................24
Review Period.................................................................2
Securities Act...............................................................21
Seller........................................................................1
Seller's Returns.............................................................23
Seller's Welfare Plans.......................................................22
Shares........................................................................1
Slow-Moving Closing Inventory.................................................2
Slow-Moving Closing Inventory Amount..........................................2
Statement of Assets...........................................................7
Stockholder Indemnified Parties..............................................25
Tax...........................................................................8
Tax Proceeding...............................................................23
Tax Return....................................................................9
Tax Returns...................................................................9
Taxes.........................................................................8
Third Accounting Firm.........................................................2
Third Party Claim............................................................27
Trade Discounts..............................................................24
Transferred Employees........................................................22
Transitional Services Agreement...............................................4

                            STOCK PURCHASE AGREEMENT


     THIS IS A STOCK PURCHASE AGREEMENT, dated as of January 17, 2001 (the "Agreement"), by and among Nonni's Food Company, Inc., a Florida corporation ("Buyer"), B&G Foods, Inc., a Delaware corporation ("Seller"), and Burns & Ricker, Inc., a Delaware corporation (the "Company").

                                   Background

     A. Seller owns all of the issued and outstanding capital stock of the Company, consisting of one (1) share of Common Stock, $0.01 par value per share (the "Common Stock"). The issued and outstanding shares of the Common Stock are collectively referred to herein as the "Shares."

     B. Subject to the terms and conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares.

     THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                         PURCHASE AND SALE OF THE SHARES

     1.1. Purchase and Sale of the Shares. (a) Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 1.3 below, Seller will sell, transfer and deliver to Buyer all of the Shares, free and clear of any Liens (as such term is defined in Section 2.8), and Buyer will purchase such Shares from Seller for the Purchase Price referred to below.

          (a) The aggregate purchase price (the "Purchase Price") for the Shares shall be $26,000,000 (the "Initial Cash Consideration"), subject to adjustment pursuant to Section 1.2.

     1.2. Post-Closing Inventory Adjustment. (a) Within thirty (30) days after the Closing, Seller shall prepare and deliver to Buyer a statement (the "Closing Inventory Statement") stating the amount of inventory of the Company as of the close of business on the Closing Date (the "Closing Inventory Amount"), together with a calculation of the Adjustment Amount, the Slow-Moving Closing Inventory Amount and the Obsolete Inventory Amount, and a statement of the actual cost used for each product in calculating the Closing Inventory Amount and the
Slow-Moving Inventory Amount. The Closing Inventory Amount shall include the Slow-Moving Inventory Amount, but shall exclude the Obsolete Inventory Amount. The Closing Inventory Statement shall be prepared on a rolled-up, actual basis and shall present fairly the Closing Inventory Amount and shall be prepared in conformity with and in a manner consistent with the Statement of Assets. Buyer and/or its independent accounting firm shall have the right to be present to observe the taking of any physical inventory in conjunction with the preparation of the Closing Inventory Statement. For purposes hereof, (i) "Adjustment Amount" means the dollar amount by which the Closing Inventory Amount, as set forth on the Closing Inventory Statement, is more or less than $2,500,000 (the "Reference Amount"), (ii) "Slow-Moving Closing Inventory Amount" means the forecasted dollar amount (based on the lower of cost or market value using the "first-in, first-out" method) of finished goods inventory of the Company as of the close of business on the Closing Date which is not saleable within six (6) months from the date on which such inventory shall have been placed in finished goods inventory ("Slow-Moving Closing Inventory") and
(iii) "Obsolete Inventory" means inventory that has a useful life of less than ninety (90) days. The calculation of Slow-Moving Closing Inventory shall be made using the Company's forecasted usage, based upon the Company's most recent twelve (12)-month average sales of applicable finished goods inventory and with consideration of the Company's historical seasonality trends. Buyer agrees to cooperate, and agrees to cause its agents and representatives to cooperate, with Seller and its agents and representatives in connection with the preparation of the Closing Inventory Statement and related information, and shall provide to Seller and such agents and representatives books, records and information as may be reasonably requested from time to time. Seller agrees to cooperate, and agrees to cause its agents to cooperate, with Buyer and its accountants in connection with Buyer's observation of the preparation of the Closing Inventory Statement and related information, and shall provide to Buyer and its accountants such books, records and information as may be reasonably requested by Buyer and its accountants.

     (a) Subject to this Section 1.2, the Closing Inventory Statement, the Closing Inventory Amount calculation and the Slow-Moving Closing Inventory Amount calculation delivered by Seller to Buyer shall be deemed to be and shall be final, binding and conclusive on the parties hereto. Buyer may dispute any amounts reflected on the Closing Inventory Statement or in the calculation of the Closing Inventory Amount, the Slow-Moving Inventory Amount, the Obsolete Inventory Amount or the Adjustment Amount calculation, but only on the basis that such amounts were not calculated in accordance with the Statement of Assets (or math errors); provided, however, that Buyer shall notify Seller in writing of each disputed amount, and specify the amount thereof in dispute, within thirty (30) days of Buyer's receipt of the Closing Inventory Statement (such thirty (30) day period hereinafter referred to as the "Review Period"). In the event of a dispute with respect to the Closing Inventory Statement, or the calculation of the Closing Inventory Amount, the Adjustment Amount or the Slow-Moving Inventory Amount, Buyer and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Buyer and Seller are unable to reach a resolution to such effect within fifteen (15) days of receipt of Buyer's written notice of dispute to Seller, Buyer and Seller shall submit the amounts remaining in dispute for resolution to an independent accounting firm (other than Buyer's accountants or Seller's accountants) of national reputation mutually appointed by Seller and Buyer (such independent accounting firm being herein referred to as the "Third Accounting Firm"), which shall, within thirty
(30) days after such submission, determine and report to the parties upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Third Accounting Firm shall be allocated between Buyer and Seller so that Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by Buyer to the Third Accounting Firm that is unsuccessfully disputed by Buyer (as finally determined by the Third Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by Buyer to the Third Accounting Firm. Each party shall pay the fees and expenses of its accountants incurred in connection with this Section 1.2.

     (c) If the Adjustment Amount as finally determined is positive (i.e., the Closing Inventory Amount exceeds the Reference Amount), then the Purchase Price shall be increased, on a dollar-for-dollar basis, by the lesser of such Adjustment Amount and $100,000, and Buyer shall pay Seller the lesser of such Adjustment Amount and $100,000 in cash by federal or other wire transfer, or certified or bank cashier's check. If the Adjustment Amount is negative (i.e., the Reference Amount exceeds the Closing Inventory Amount), then the Purchase Price shall be decreased, on a dollar-for-dollar basis, by such Adjustment Amount and Seller shall pay Buyer the Adjustment Amount in cash by federal or other wire transfer, or certified or bank cashier's check. Buyer or Seller, as the case may be, shall make any payment required pursuant to this Section 1.2(c) within ten (10) business days after the Adjustment Amount has been finally determined in accordance with this Section 1.2 (it being understood that with respect to any portion of the Adjustment Amount which is not subject to dispute, the phrase "finally determined" shall mean the expiration of the Review Period).

     (d) If the Slow-Moving Closing Inventory as finally determined shall include more than twenty-five (25) cases of any SKU, then Buyer shall have the right, exercisable in its sole discretion, to require Seller to purchase from the Company such SKU of inventory included within the Slow-Moving Closing Inventory at the cost attributed to such inventory in the calculation of the Slow-Moving Closing Inventory Amount. Seller shall pay the Company or Buyer the Slow-Moving Closing Inventory Amount in cash by federal or other wire transfer, or certified or bank cashier's check, such amount to be paid within ten (10) business days after delivery to Seller of such SKU of inventory included within the Slow-Moving Closing Inventory. After such purchase, Seller shall have the right to sell or dispose of the Slow-Moving Closing Inventory in its sole discretion. In addition, Buyer and Seller agree that the inventory represented by the Obsolete Inventory Amount shall be retained by Seller and Seller shall have the right to sell or dispose of such inventory in its sole discretion.

     1.3. Closing Date, Time and Place. (a) Subject to the terms and conditions hereof, the closing (the "Closing") of the purchase and sale of the Shares shall be held at the offices of Dechert, 30 Rockefeller Plaza, New York, New York, at 10:00 a.m. on the date hereof. The date on which the Closing occurs is referred to herein as the "Closing Date."

          (b) Subject to the terms and conditions hereof, at the Closing:

               (i) Seller and Buyer will execute and deliver the Noncompetition Agreement in the form attached hereto as Exhibit A (the "Noncompetition Agreement");

               (ii) Seller and Buyer will execute and deliver the Transitional Services Agreement in the form attached hereto as Exhibit B (the "Transitional Services Agreement");

               (iii) Seller and Buyer will execute and deliver the Release Agreement in the form attached hereto as Exhibit C (the "Release Agreement");

               (iv) Seller and Buyer will execute and deliver the License Agreement in the form attached hereto as Exhibit D (the "License Agreement");

               (v) Seller and Buyer will execute and deliver the Direct to Store Delivery Agreement in the form attached hereto as Exhibit E (the "Direct to Store Delivery Agreement");

               (vi) Seller will deliver the certificates representing the Shares being purchased hereunder, accompanied by instruments of transfer or assignment endorsed in blank and dated the Closing Date. To the extent any transfer stamps are required under applicable law, Seller will, at its expense, obtain and affix such stamps to the foregoing certificates in the appropriate amounts and cancelled as of the Closing Date;

             (vii) Seller will pay all recording fees (other than those relating to any financing of Buyer obtained in connection herewith) and other sales, transfer, use, purchase or similar Taxes (as defined in Section 2.7), if any, resulting from the transactions contemplated hereby;

       (viii) Seller will deliver the consents, approvals and waivers from third parties, governmental authorities and other parties set forth on Schedule 2.3;

          (ix) Seller will deliver to Buyer (a) a copy of the Certificate of Incorporation, including all amendments thereto, of the Company, certified by the Secretary of State of the State of Delaware; and (b) a certificate from the Secretary of State of the State of Delaware to the effect that the Company is in good standing in such jurisdiction;

               (x) Seller will deliver to Buyer the written resignations of the officers and directors of the Company;

              (xi) Seller will deliver to Buyer executed financing statements and an executed termination and release of security interest in trademarks, which, when filed, will release all security interests of Lehman Commercial Paper Inc. on the Shares and in the Intellectual Property;

            (xii) Seller will deliver to Buyer an opinion letter from Dechert, dated the Closing Date, in the form attached hereto as Exhibit F;

           (xiii) Seller will deliver to Buyer certificates of the Secretaries of the Company and Seller, in the forms attached hereto as Exhibit G and Exhibit H, respectively, certifying as to certain corporate matters, together with all the attachments referred to therein;

            (xiv) Buyer will pay the Initial Cash Consideration and the Prepaid Expense Amount (as defined in Section 4.9 below) to Seller (or any designee in writing of Seller) by wire transfer of immediately available funds to a bank account designated by Seller;

            (xv) Buyer will replace and cause to be released to Seller the letter of credit issued by The Bank of New York for the benefit of Southview Properties LLC;

           (xvi) Buyer will deliver to Seller an opinion letter from Cooley Godward LLP, dated the Closing Date, in the form attached hereto as Exhibit I;

          (xvii) Buyer will deliver to Seller an opinion letter from Greenberg Traurig, P.A., dated the Closing Date, in the form attached hereto as Exhibit J;

          (xviii) Buyer will deliver to Seller a certificate of the Secretary of Buyer, in the form attached hereto as Exhibit K, certifying as to certain corporate matters, together with all the attachments referred to therein.

     1.4. Assignment and Assumption of Contracts. Effective as of the Closing, Seller shall assign and transfer to Buyer all of Seller's rights and interests in and to the Material Contracts listed as items 6, 7 and 8 on Schedule 2.10, and Buyer shall accept the foregoing assignment and transfer and assume all of Seller's obligations and liabilities under such Material Contracts.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants, as of the date of this Agreement, to Buyer as follows:

     2.1. Organization. (a) Each of Seller and the Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware. Each of Seller and the Company has the requisite corporate power and authority to carry on its business as presently conducted and to own and operate the properties and assets now owned and being operated by it. The Company is duly qualified or registered as a foreign corporation to do business, and is in good standing, in all jurisdictions in which the character of the properties owned by the Company or the nature of its activities require such qualification, except where a failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 6.13).
Schedule 2.1 sets forth a true and complete list of the names and titles of the directors and executive officers of the Company.

          (b) Seller has delivered to Buyer true and complete copies of the Certificate of Incorporation and the Bylaws of the Company, each as in effect on the date hereof.

     2.2. Authorization and Enforceability. Each of Seller and the Company has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements (as defined below) to which it is a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Seller and the Company to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are a party by Seller and the Company, and the consummation of the transactions contemplated hereby and thereby by Seller and the Company have been duly taken. This Agreement and the Ancillary Agreements to which they are a party have been duly executed and delivered by Seller and the Company and, when duly executed and delivered by the other parties hereto and thereto, will constitute the legal, valid and binding obligation of Seller and the Company, as applicable, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditor's rights generally and except for equitable remedies. As used in this Agreement, "Ancillary Agreements" mean the Noncompetition Agreement, the Transitional Services Agreement, the Release Agreement, the License Agreement and the Direct to Store Delivery Agreement.

     2.3. No Violations of Laws or Agreements. Except as set forth in Schedule 2.3, the execution, delivery and performance by Seller and the Company of this Agreement will not (a) violate any provision of federal, state, local or foreign law, rule or regulation or any listing rule of any stock exchange to which Seller or the Company is subject or by which any of their respective properties are bound or affected (it being understood that the necessity for filings and consents is dealt with separately in the following paragraph), (b) conflict with or violate any order, judgment, injunction, award or decree binding upon Seller or the Company, (c) conflict with or violate the Certificate of Incorporation, Bylaws or other similar governing documents of Seller or the Company, (d) constitute a default in any respect, or give rise to a right of termination, cancellation or acceleration of any right or obligation of Seller or the Company under any provision of any agreement, contract or other instrument binding upon Seller or the Company, or any license, franchise, permit or other similar authorization held by the Company, (e) result in the creation or imposition of any Lien (as defined in Section 2.8) upon any of the assets of the Company, or
(f) give any United States federal, state or local governmental or regulatory agency or authority ("Governmental Authority") the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits or authorizations from such Governmental Authority that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company, except, in the case of any of the foregoing clauses (a), (d), (e) or (f), for any such conflict, violation, default, right, Lien, revocation, withdrawal, suspension, cancellation, termination or modification which would not, individually or in the aggregate, have a Material Adverse Effect.

         Except as set forth in Schedule 2.3, the execution, delivery and performance by Seller and the Company of this Agreement and the Ancillary Agreements and the consummation by Seller and the Company of the transactions contemplated hereby do not require any consent from, or filing with, any governmental or regulatory authority or any third party, except for (a) the filing of a report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration of the applicable waiting period thereunder, (b) any action, consent or filing that Buyer is required to obtain or make, and (c) consents and filings which, if not obtained or made, will not, individually or in the aggregate, have a Material Adverse Effect or have a material adverse effect on the ability of Seller and the Company to consummate the transactions contemplated hereby.

     2.4. Capital Structure. The authorized capital stock of the Company consists of two thousand (2,000) shares of preferred stock, par value $.01 per share, none of which is issued and outstanding, and two thousand (2,000) shares of Common Stock, of which one hundred (100) shares are issued and outstanding. All of the foregoing issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 2.4, there are no outstanding warrants, options, arrangements, agreements, subscriptions, pre-emptive rights, rights of first refusal, convertible or exchangeable securities or other binding commitments pursuant to which the Company or Seller is obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company. Except as set forth on Schedule 2.4, all of the issued and outstanding shares of capital stock of the Company are owned of record and, except insofar as this Agreement or the transactions contemplated hereby may affect beneficial ownership, beneficially by Seller, free and clear of Liens (other than any Lien arising pursuant to this Agreement and other than restrictions on transfer pursuant to applicable securities laws). Seller has, subject to compliance with applicable securities laws, the requisite corporate power and authority to sell, assign, transfer and deliver the Shares to Buyer in accordance with this Agreement. Assuming that Buyer acquires the Shares being sold to it pursuant to this Agreement without notice of an adverse claim thereto, upon (a) the delivery to Buyer of the Shares, (b) the payment therefor in accordance with the terms of this Agreement and (c) the acquisition by Buyer of control of the Shares, Buyer will acquire good and valid title to the Shares, free and clear of all Liens, other than any Lien arising pursuant to this Agreement and other than restrictions on transfer pursuant to applicable securities laws.

     2.5. Subsidiaries. The Company does not own, directly or indirectly, any stock of, or any other equity interest in, any corporation or business entity.

     2.6.  Financial  Information.  Schedule  2.6  contains  (a)  the  unaudited
Statement of Assets as of January 2, 1999, January 1, 2000 and September 30, 2000 (the "Statement of Assets") and (b) the unaudited Statement of Product Contribution before Depreciation for the fiscal years ended January 2, 1999 and January 1, 2000 and for the first thirty-nine weeks of 1999 and 2000 (the "Product Contribution Statement," and, together with the Statement of Assets, the "Financial Information"). The Financial Information was derived from the internal books and records of the Company, which have been maintained in a manner consistent with the Company's current accounting policies and which are in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company has not made any false or fictitious entry, or failed to make any entry that should have been made, in any of the internal books and records of the Company. The amounts reflected as "Inventory" and "Fixed Assets" on the Statement of Assets have been valued in accordance with GAAP. The Financial Information presents fairly, in all material respects, the information purported to be shown therein as of the date of such Financial Information and for applicable periods then ended.

     2.7. Taxes. (a) The Company has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to have been filed pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), or pursuant to applicable state, local or foreign Tax laws. Schedule
2.7 accurately identifies all Federal and state income Tax Returns filed by or on behalf of the Company prior to the date of this Agreement with any governmental entity with respect to any taxable period beginning on or after January 1, 1995 and ending on or before the Closing Date. Except as set forth on
Schedule 2.7, all such Federal and state income Tax Returns have been prepared in all material respects in accordance with the Code and applicable state and local Tax laws, and all Taxes shown to be due on such Tax Returns have duly paid in full on a timely basis to the appropriate governmental entity, unless the Tax which was not duly paid in full was not a material liability. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, unless the Tax which was not duly withheld and collected was not a material liability, and (to the extent required) each such Tax has been paid to the appropriate governmental entity. Except as set forth on Schedule 2.7, Seller has delivered to Buyer accurate and complete copies of all Federal and state income Tax Returns (in the case of consolidated, combined, or unitary Tax Returns, prepared on a pro forma basis reflecting solely the operations of the Company) filed by the Company since January 1, 1995.

          (b) Except as set forth in Schedule 2.7, no action, claim, suit or other proceeding with respect to Taxes is ongoing, pending or, to the knowledge of Seller or the Company, has been threatened against or with respect to the Company. There are no unsatisfied liabilities for Taxes with respect to any written notice of deficiency or similar document received by the Company. Seller has delivered to Buyer accurate and complete copies of all audit reports and similar documents relating to the Federal or state Tax Returns filed by the Company (so far as they relate to the Company) for any taxable period beginning on or after January 1, 1995. Except as set forth in Schedule 2.7, no extension or waiver of the limitation period applicable to any of the Tax Returns of the Company has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (c) The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.The Company has not been, and, to the knowledge of Seller or the Company, the Company will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

         (d) There is no agreement, plan or arrangement covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G of the Code. Except as set forth on Schedule 2.7, the Company is not, and since January 1, 1995 has not ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement or tax allocation agreement. Neither the Company nor the Buyer will incur a liability for taxes resulting from the Company ceasing to be a member of a consolidated or combined group that has previously filed consolidated, combined or unitary Tax Returns or ceasing to be a party to any tax sharing arrangement.

          (e) For purposes of this Agreement, "Tax" or "Taxes shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Federal, state, local or foreign governmental entity, or (b) payable pursuant to any tax-sharing agreement or similar agreement. "Tax Return" or "Tax Returns" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any governmental entity in connection with the determination, assessment, collection or payment of any Tax.

     2.8. Properties.  The Company does not own any real property in fee simple.
Schedule 2.8 contains a list of all real property leases pursuant to which the Company leases or has leased any real property (the "Leases"). Schedule 2.8 provides an accurate description of the premises covered in each such Lease and the facilities located on such premises. The Company has good and valid title to
(a) the properties and assets they purport to own, whether real or personal, tangible or intangible, and (b) the leasehold estates conveyed under each Lease, free and clear of all mortgages, liens, attachments, pledges, claims, charges, restrictions, encumbrances or security interests of any nature whatsoever ("Liens"), except (i) Liens for current Taxes not yet due and payable or which may hereafter be paid without penalty, (ii) Liens described in Schedule 2.8,
(iii)  Liens of any  landlord  created or imposed by the  Leases,  (iv)  zoning, building and other similar governmental restrictions and Liens imposed by operation of law (including mechanics', carriers', workmen's, repairmen's, landlord's liens or other similar liens arising from or incurred in the ordinary course of business and for which the underlying payments are not yet delinquent), (v) in the case of any leasehold estate held under any Lease, Liens (not created by the Company) encumbering the underlying fee title to the demised property, and (vi) other easements, covenants, encroachments, rights-of-way or other similar restrictions and imperfections of title, which do not materially impair the use of the property subject thereto in the business of the Company as presently conducted (the foregoing items (i) through (vi) being referred to herein collectively as "Permitted Liens"). To Seller's knowledge, each Lease is in full force and effect. The Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default under a Lease to which it is a party, and to Seller's knowledge, no other party to any such Lease is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except, in either case, for such breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor Seller has received any notice or other communication (including, without limitation, in electronic form) regarding any actual or threatened termination of any Lease.

     2.9. Intellectual Property. Schedule 2.9 contains a list of all patents and patent applications, trademark and service mark registrations and applications, material unregistered trademarks and copyright registrations and applications owned by the Company or necessary to conduct the business of the Company as presently conducted (the "Intellectual Property"). Except as set forth in
Schedule 2.8, the Intellectual Property is free and clear of all Liens, other than Permitted Liens. Except as set forth in Schedule 2.9, the Company has no knowledge of any claim in writing that the operation of the business of the Company as currently conducted infringes the intellectual property rights of any third party. Except as set forth in Schedule 2.9, the Company either owns or has a valid and binding license to use, all Intellectual Property. Except as set forth in Schedule 2.9, there are no actions or proceedings pending or, to the knowledge of Seller, threatened, challenging the rights of the Company to use the Intellectual Property and, to the knowledge of Seller, no person or entity is infringing the Intellectual Property, except infringements which could not reasonably be expected to have a material adverse effect on the value of the Intellectual Property that is the subject of such infringement or otherwise is likely to have a Material Adverse Effect.

     2.10. Material Contracts. (a) Except as described in Schedule 2.10 and except for purchase orders in the ordinary course of business, the Company is not a party to or bound by any:

         (i) employee collective bargaining agreement or other contract with any labor union;

         (ii) employment agreements with any director, officer or employee;

         (iii) (A)lease or similar agreement (other than the Leases) under which the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party, (B) continuing contract for the future purchase of materials, supplies or equipment, (C) consulting or similar contract, or (D) non-trade advertising agreement or arrangement, which (with respect to each of the foregoing clauses (A) - (D)) has an aggregate future liability on the part of the Company in excess of $100,000 or which is not terminable by the Company (1) on not more than 90 days' notice without penalty or premium or (2) for a cost of less than $25,000;

         (iv) agreement or contract under which the Company has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or guaranteed indebtedness, liabilities or obligations of others, in each case for an amount in excess of $50,000;

         (v) mortgage, pledge, security agreement, deed of trust or other document, in each case granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) securing an obligation in excess of $50,000;

         (vi) agreement or contract concerning noncompetition; or

         (vii) other contract or agreement (other than the Leases) which is material to the business of the Company.

     (b) To the knowledge of Seller, each agreement, contract, lease, license or instrument described on Schedule 2.10 (the "Material Contracts") is in full force and effect. The Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default under a Material Contract to which it is a party, no such breach or default will give any person or entity the right to accelerate the maturity or performance of, or the right to cancel or terminate, any such Material Contract and, to the knowledge of Seller, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except, in each such case, for such breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor Seller has received any notice or other communication (including, without limitation, in electronic form) regarding any actual or threatened termination of any Material Contract.

     2.11. Litigation. Schedule 2.11 contains a list of all lawsuits, claims, proceedings or investigations before any court or any Governmental Authority pending or, to the knowledge of Seller, threatened against the Company, or any of its properties, assets, operations or business, which would reasonably be expected to have a Material Adverse Effect, or which challenge the legality of this Agreement or any action to be taken in connection herewith. The Company is not in default under any judgment, order or decree of any court binding on the Company.

     2.12. Insurance. Schedule 2.12 contains (a) a list of all policies of insurance held by, or maintained on behalf of, the Company in effect for policy periods beginning on or after January 1, 1999, indicating for each policy the carrier, the insured, the type of insurance, the amounts of coverage, the expiration date and a description of any claims currently pending under such policy and (b) a description of any claims currently pending under all policies of insurance held by, or maintained on behalf of, the Company in effect for policy periods prior to January 1, 1999. Except as set forth on Schedule 2.12, the Company has not received any written notice of cancellation, material amendment or material dispute as to coverage with respect to any policies identified on Schedule 2.12. Since January 1, 1997, the Company has not received any written notice (including, without limitation, in electronic form) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified on Schedule 2.12.

     2.13. Employee and Labor Matters.

          (a) Schedule 2.13 sets forth, with respect to each Employee (as defined below):

               (i) the name and hire date of such Employee, including whether the Employee is employed by Seller or the Company;

               (ii) such Employee's title;

               (iii) the aggregate dollar amount of base salary and bonuses received by such Employee from Seller or the Company with respect to services performed in 1999; and

               (iv)  such  Employee's   aggregate  annualized  base  salary  and
targeted bonus for 2000.

          (b) Schedule 2.13 accurately sets forth (i) a list of the employment agencies used by Seller to provide temporary employees to the Company and (ii) the number of leased or temporary employees employed by the Company during 2000. None of the Employees set forth on Schedule 2.13 under the heading "Employees" is a temporary or leased employee.

          (c) The Company does not have any current or pending severance obligations to any former employee of the Company or Seller.

          (d) Except as set forth in Schedule 2.13, the Company is not a party to or bound by, or has ever been a party to or bound by, any written employment agreement, or any union contract or collective bargaining agreement.

          (e) Except as set forth in Schedule 2.13, the employment of each of the Employees is terminable by Seller or the Company, as applicable, at will without the payment of any severance or similar benefits. To the knowledge of the Company, the Company is not currently engaged in any material unfair labor practices, and, except as set forth in Schedule 2.13, no material unfair labor practice charges have been filed against the Company during the last two years.

          (f) The term "Employee" shall mean all individuals with whom Seller maintains an employer-employee relationship as of the Closing Date who are primarily engaged in providing services to the Company, and all individuals employed by the Company as of the Closing Date, including those on an authorized leave of absence for any reason, including but not limited to, employees on a leave of absence under the Family and Medical Leave Act of 1993, as amended, or employees on a leave of absence as a result of a short term disability, and who are identified on Schedule 2.13.

     2.14. Benefit Plans. (a) The Company does not sponsor any "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). Schedule 2.14 sets forth all "employee benefit plans" (as defined in Section 3(3) of ERISA), bonus, incentive, deferred compensation, severance, stock or stock option plans, and other material employee fringe benefit plans or arrangements, (the foregoing being herein called the "Benefit Plans") maintained, or contributed to, by Seller or the Company for the benefit of any Employees. Seller has made available to Buyer (if applicable) copies of (i) each of the Benefit Plans and any amendments thereto (or, in the case of any unwritten Benefit Plans, written descriptions thereof),
(ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to any of the Benefit Plans, and (iii) each trust agreement and group annuity contract and most recent IRS determination letters relating to any of the Benefit Plans.

          (b) The Benefit Plans are, and at all times in the past have been, operated in compliance with the applicable provisions of ERISA, the Code, or any other law, and the regulations and published interpretations thereunder, except where noncompliance would not have a Material Adverse Effect. Each contribution or other payment that is required to have been made under or with respect to any Benefit Plan has been made on a timely basis except where a failure to make such contribution or payment would not have a Material Adverse Effect.

          (c) Seller and the Company have performed in all material respects all of their obligations under all such Benefit Plans required to be performed as of the date of this Agreement. No event has occurred that could reasonably be expected to subject any such Benefit Plan to any material tax under Section 511 of the Code, and no "prohibited transaction" (within the meaning of Section 4975 of the Code or Sections 406 or 408 of ERISA) has occurred with respect to such Benefit Plans that could reasonably be expected to give rise to any material tax or penalty. There are no actions (other than routine claims for benefits) pending or, to the knowledge of Seller, threatened against such Benefit Plans or their assets, or arising out of such Benefit Plans, and, to the knowledge of Seller, no facts exist which could reasonably be expected to give rise to any such actions that would have a Material Adverse Effect on the Company.

          (d) Except as set forth on Schedule 2.14, no Benefit Plan:

               (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation;

               (ii) is or was a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA; or

             (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

          (e) Except as set forth on Schedule 2.14, there is no person or entity other than Seller and the Company that (by reason of common control or otherwise) is treated together with Seller and the Company as a single employer within the meaning of Section 414 of the Code.

          (f) Except as set forth in Schedule 2.14, no Benefit Plan provides death, medical or health and welfare benefits with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities, and (iii) benefits the full cost of which are borne by current or former Employees and the Employees' beneficiaries).

          (g) With respect to each of the Benefit Plans constituting a group health plan within the meaning of Section 4980B (g)(2) of the Code, the provisions of Section 4980B of the Code, "COBRA", have been materially complied with in all material respects.

          (h) Except as set forth in Schedule 2.14, none of the Benefit Plans of the Company or Seller (i) provide for the payment of separation, severance, termination or similar type of benefits to any person; or (ii) obligate the Company to make any payment or provide any benefit that is subject to a tax under Section 4999 of the Code.

          (i) Except as set forth in Schedule 2.14, neither the execution, delivery or performance of this Agreement, nor the consummation of the other transactions contemplated by this Agreement, will result in any payment (including any bonus or parachute payment under Section 280G of the Code) to any current or former Employee, service provider or director of the Company, or materially increase the benefits payable under any Benefit Plan, or result in any acceleration of the time of payment or retiring of such benefits.

          (j) Each of the Benefit Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and Seller is not aware of any reasonable basis for the revocation of such letter.

     2.15. Absence of Changes or Events. Except as set forth in Schedule 2.15 or in any other disclosure schedule to this Agreement and except for this Agreement and the transactions contemplated by this Agreement, since September 30, 2000:

          (a) there has not been a Material Adverse Effect;

          (b) there has not been any material loss, damage or destruction to, or material interruption in the use of, any of the material assets of the Company (whether or not covered by insurance);

          (c) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other equity interests of the Company or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock, other equity interests or other securities of the Company;

          (d) the Company has not sold or otherwise issued any shares of capital stock, other equity interests or any other securities of the Company;

          (e) the Company has not amended its certificate of incorporation or bylaws or other constitutive documents or effected or been a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f) the Company has not purchased or otherwise acquired any asset from any other person or entity, except for assets acquired in the ordinary course of business consistent with past practice;

          (g) the Company has not entered into any lease or licensing agreement for any asset from any other person or entity, except for any lease or licensing agreements entered into in the ordinary course of business consistent with past practice and the annual payment under each of which does not exceed $25,000;

          (h) the Company has not made any capital expenditure, except for capital expenditures that were made in the ordinary course of business consistent with past practice;

          (i) the Company has not sold or otherwise transferred, or has leased or licensed, any asset to any other person or entity, except for products sold from inventory in the ordinary course of business consistent with past practice;

          (j) the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Lien, other than Permitted Liens;

          (k) the Company has not made any loan or advance to any other person or entity other than in the ordinary course of business consistent with past practice and each of which does not exceed $10,000;

          (l) the Company has not (i) established or adopted any "employee benefit plan" (as defined under Section 3(3) of ERISA) or (ii) paid or agreed to pay any bonus or made or agreed to make any profit-sharing or similar payment to, or increased or agreed to increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers, or Employees, other than increases in wages, salaries, commissions, fringe benefits or other compensation to Employees in the ordinary course of business consistent with past practice;

          (m) no Material Contract has been materially amended or terminated;

          (n) the Company has not (i) discharged any Lien, or (ii) discharged or paid any indebtedness except, in each case, in the ordinary course of business consistent with past practice;

          (o) the Company has not forgiven any indebtedness or otherwise released or waived any material right or claim;

          (p) the Company has not changed any of its methods of accounting or accounting practices in any respect, other than to comply with generally accepted accounting principles;

          (q) the Company has not entered into any transaction or taken any other action outside the ordinary course of business;

          (r) the Company has not failed to pay any account payable for a period that is longer than the Company's historical payment period for accounts payable that are similar in amount and nature as such account payable; and

          (s) the Company has not agreed or committed to take any of the actions referred to in causes (c) through (q)) above.

     2.16. Compliance with Applicable Laws. Except as set forth in Schedule 2.16, the Company and its properties and assets are in compliance with all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority (other than Environmental Laws, which are dealt with separately in Section 2.18) applicable to the Company or its properties, assets, operations and business, except where noncompliance would not have a Material Adverse Effect. Since January 1, 1997, the Company has not received any notice (including, without limitation, in electronic form) from any Governmental Authority or any other person or entity regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such statutes, laws, ordinances, rules or regulations, except for any such violation or failure which would not, individually or in the aggregate, have a Material Adverse Effect.

     2.17. Licenses and Permits. Schedule 2.17 identifies all material licenses, permits and authorizations from Governmental Authorities held by the Company (other than those relating to environmental matters, which are dealt with separately in Section 2.18). All such licenses, permits or authorizations of the Company (other than those relating to environmental matters, which are dealt with separately in Section 2.18) are validly held by the Company, and the Company is in compliance in all material respects with such licenses, permits or authorizations. The Company has all of the governmental licenses, permits or authorizations (other than those referred to above) which are required to carry on the business of the Company as such business is now conducted, except where the failure to have any such license, permit or authorization would not have a Material Adverse Effect. Except as set forth in Schedule 2.17, the execution, delivery and performance by Seller and the Company of this Agreement will not
(a) constitute or result in a violation of any term or requirement of any licenses, permits or authorizations identified in Schedule 2.17, or (b) result in the revocation, withdrawal, suspension, cancellation, termination or modification of any licenses, permits or authorizations identified in Schedule 2.17, except, in each case, for any such violation, revocation, withdrawal, suspension, cancellation, termination or modification which would not, individually or in the aggregate, have a Material Adverse Effect. Since January 1, 1997, the Company has not received any notice (including, without limitation, in electronic form) from any Governmental Authority or any other person or entity regarding (x) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any licenses, permits or authorizations identified in Schedule 2.17, or (y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any licenses, permits or authorizations identified in Schedule 2.17, except, in each case, for any such violation, failure, revocation, withdrawal, suspension, cancellation, termination or modification which would not, individually or in the aggregate, have a Material Adverse Effect.

     2.18. Environmental Matters. Except as set forth on Schedule 2.18:

          (a) The Company has all of the governmental licenses, permits or authorizations which are required under applicable Environmental Laws to carry on the business of the Company as such business is now conducted, except where the failure to have any such license, permit or authorization would not have a Material Adverse Effect. The Company is in compliance with all terms and conditions of such authorizations, and with all applicable Environmental Laws, except for any noncompliance which would not have a Material Adverse Effect.

          (b) The Company has not received written notice of any citation, summons, order, complaint, penalty, investigation, or review by any governmental or other entity with respect to any violation by the Company of any Environmental Law, except for such violations which have been resolved.

          (c) The Company has not received any written request for information, notice of claim, demand, or notification that it is, or may be, potentially responsible with respect to any actual, alleged or potential material liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, or Release (as defined by CERCLA) any Hazardous Substance, except for such requests, notices, demands, or notifications which, individually or in the aggregate, have been resolved or may, individually or in the aggregate, not have a Material Adverse Effect.

          (d) Except as set forth in Schedule 2.18, to the knowledge of Seller, the Company has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Substance (whether lawfully or unlawfully) at or from the Company's current properties that may result in a liability to the Company under applicable Environmental Laws which, individually or in the aggregate, would have a Material Adverse Effect. Except as set forth in Schedule 2.18, the Company has never knowingly permitted any Hazardous Substance to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, or Released at or from any property currently owned or leased by the Company in a manner that is reasonably likely to result in a liability of the Company which may have a Material Adverse Effect.

          (e) Except as set forth in Schedule 2.18, to the knowledge of Seller, there have been no Releases by the Company of Hazardous Substance at any property currently owned by or leased to the Company which requires remediation under current Environmental Laws the impact of which would reasonably be likely to have a Material Adverse Effect.

          (f) As used herein, "Environmental Laws" means federal, state and local laws, rules, regulations, codes and ordinances, and any orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to the environment and each as in effect on the date hereof, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA"); the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"); the Federal Water Pollution Control Act, as amended; the Federal Clear Air Act, as amended; the Toxic Substances Control Act, as amended; the Safe Drinking Water Act, as amended; the Pollution Control Act of 1990, as amended; and comparable state and local laws in effect on the date hereof. As used herein, "Hazardous Substances" has the meaning set forth in
Section 101(14) of CERCLA, 42 U.S.C. Section 9601(14) and petroleum products and "Hazardous Waste" as defined in RCRA.

          (g) The representations and warranties in this Section 2.18 are the sole representations and warranties regarding environmental matters.

     2.19. Inventory. Schedule 2.19 provides a list of all inventory of the Company as of December 31, 2000 ("Inventory"). Such Inventory (i) is of such quality and quantity as to be usable and saleable by the Company in the ordinary course of business, and does not have a useful life of less than 90 days, (ii) has been priced at the lower of cost or market value using the "first-in, first-out" method and (iii) is of such quality as to be compliant in all material respects with the Company's current quality control standards. None of the ingredients or finished goods inventory of the Company (i) is adulterated, contaminated or misbranded in any material respect within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the "FDC Act"), or any state pure food and drug laws or (ii) constitutes articles prohibited from introduction into interstate commerce under the provisions of Section 302(d), 404, 405 or 505 of the FDC Act.

     2.20. Equipment. Schedule 2.20 identifies all material equipment, furniture, fixtures, improvements and other tangible assets (other than inventory) owned by the Company. Each asset identified in Schedule 2.20 is in reasonably good condition and repair (ordinary wear and tear excepted) and free of material defects. The assets identified in Schedule 2.20 are adequate for the uses for which they are put in the manner in which the business is currently being conducted.

     2.21. Brokers. Except for Goldsmith, Agio, Helms & Lynner, Ltd. ("GAHL") and Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS"), Seller is not subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement. Seller is solely responsible for any payment, fee or commission that may be due to GAHL and BRS in connection with the transactions contemplated hereby.

     2.22. No Liabilities. As of, and after giving effect to, the Closing, the Company will have no liabilities of a type that would be required to be set forth on a balance sheet of the Company prepared in accordance with GAAP, other than (i) liabilities under Material Contracts and the Leases, (ii) liabilities disclosed in this Agreement (including the disclosure schedules hereto), (iii) liabilities under open purchase orders, (iv) liabilities under Trade Discounts (as defined in Section 4.6) in effect prior to the Closing and (v) liabilities created or imposed by actions of Buyer or, following the Closing, the Company (including, without limitation, in connection with any financing of Buyer obtained in connection herewith).

     2.23. Major Customers. Schedule 2.23 identifies, and provides a breakdown of the revenues received from, (i) each customer or other person or entity that accounted for more than One Hundred Fifty Thousand Dollars ($150,000) of the gross revenues of the Company during the nine (9) months ended September 30, 2000 and (ii) each customer or other person or entity that accounted for more than Two Hundred Thousand Dollars ($200,000) of the gross revenues of the Company during the fiscal year ended January 1, 2000. The Company has not received any written notice or other written communication (including, without limitation, in electronic form) from any customer or other person or entity that accounted for more than Two Hundred Thousand Dollars ($200,000) of the gross revenues of the Company during the ten (10) months ended October 31, 2000, stating that such customer, person or entity will (i) cease doing business with the Company or (ii) reduce the volume of its business with the Company by the lesser of (x) $200,000 of gross revenues and (y) fifty percent (50%) or more of the gross revenues accounted for by such customer during such ten (10) month period, in either case, within ninety (90) days of such notice, which cessation or reduction of business related in no way to the execution, delivery or performance of this Agreement, the potential transactions contemplated by this Agreement or the identity of Buyer or its affiliates. To the knowledge of Seller, the Company has not received any oral notice from any customer or other person or entity that accounted for more than Two Hundred Forty Thousand Dollars ($240,000) of the gross revenues of the Company during the ten (10) months ended October 31, 2000, stating that such customer, person or entity will (i) cease doing business with the Company or (ii) reduce the volume of its business with the Company by fifty percent (50%) or more of the gross revenues accounted for by such customer during such ten (10) month period, in either case, within ninety (90) days of such notice, which cessation or reduction of business related in no way to the execution, delivery or performance of this Agreement, the potential transactions contemplated by this Agreement or the identity of Buyer or its affiliates.

     2.24.  Related Party  Transactions.  Except as set forth on Schedule  2.24:

          (a) no Related Party (as defined below) is, or has been at any time since January 1, 1997, involved in any material business arrangement or relationship with the Company;

          (b) no Related Party has, or has had at any time since January 1, 1997, any direct interest in any Material Contract or any property or asset owned by the Company;

          (c) no Related Party is, or has been at any time since January 1, 1997, indebted to the Company; and

          (d) neither Seller nor any of its subsidiaries (other than the Company) is competing, directly or indirectly, with the Company in the business currently conducted by the Company.

For purposes of this Section 2.24, "Related Party" means any of Seller, its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) or the Company's officers, directors or employees.

     2.25.  Sale of Products; Promotions.

          (a) Each product that has been manufactured, sold or put into trade inventory (but in each case as of a date and time no later than the time of shipment of such product from the Company's premises) by the Company since January 1, 1997 (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty made by the Company to the Consumers (as defined below) of such product, other than any non-conformity or non-compliance with any such warranty that were consistent with prior non-conformities or non-compliances under such warranty and (ii) was of such quality as to be compliant in all material respects with the Company's then existing quality control standards. Except as set forth in Schedule 2.25, since January 1, 1997, no Consumer has asserted any material consumer claim against the Company under or based upon any applicable warranty made by the Company to the Consumers of the Company's products, other than any claims against the Company under or based upon any such warranty that were consistent with prior claims under such warranty. As used in this Section 2.25(a), "Consumers" shall mean those persons who purchase products for personal consumption and not for resale or use in the production of other products for resale, and shall exclude brokers, wholesalers, distributors, retailers and other similar persons or entities.

          (b) No material amount of products manufactured and sold by the Company since January 1, 1997 has been the subject of any recall or other similar action.

          (c) Schedule 2.25 sets forth the Company's current published national promotional schedule which is consistent with the Company's ordinary course of operations and past practice.

     2.26. Certain Payments. Neither the Company nor any officer, employee, agent or other person or entity acting for or on behalf of the Company, since January 1, 1997, has made, directly or indirectly, any material payment to any person or entity, or provided anything of material value (whether in the form of property or services or in any other form) to any person or entity, for the purpose of obtaining favorable treatment in securing business, or has agreed or committed to take any of the foregoing actions; except in any case for (x) any slotting, shipping, dating allowance or similar programs of the Company or defensive programs to secure or defend business, (y) Trade Discounts and (z) any such payment or provision which would not, individually or in the aggregate, have a Material Adverse Effect.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants, as of the date of this Agreement, to Seller and the Company as follows:

     3.1. Organization. Buyer is a corporation duly incorporated and registered under the laws of the State of Florida. Buyer has the requisite corporate power and authority to carry on its business as presently conducted and to own and operate the properties and assets now owned and operated by it.

     3.2. Authorization and Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Buyer and its shareholders to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer, and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly taken. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and, when duly executed and delivered by the other parties hereto and thereto, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditor's rights generally and except for equitable remedies.

     3.3. No Violations of Laws or Agreements. The execution, delivery and performance by Buyer of this Agreement will not (a) violate any provision of federal, state, local or foreign law, rule or regulation or any listing rule of any stock exchange to which Buyer is subject or by which any of its properties are bound or affected (it being understood that the necessity for filings and consents is dealt with separately in the following paragraph), (b) conflict with or violate any order, judgment, injunction, award or decree binding upon Buyer,
(c) conflict with or violate the certificate of incorporation, bylaws or other similar governing documents of Buyer, (d) constitute a default in any material respect, or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer under any provision of any agreement, contract or other instrument binding upon Buyer or any license, franchise, permit or other similar authorization held by Buyer, (e) result in the creation or imposition of any Lien upon any of the assets of Buyer, or (f) give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits or authorizations from such Governmental Authority that is held by Buyer or that otherwise relates to the business of Buyer or to any of the assets owned or used by Buyer, except, in the case of any of the foregoing clauses (a), (d), (e) or (f), for any such conflict, violation, default, right, Lien revocation, withdrawal, suspension, cancellation, termination or modification which would not, individually or in the aggregate, have a Material Adverse Effect or have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

     The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not require any consent from, or filing with, any governmental or regulatory authority, except for (a) the filing of a report under the HSR Act, and the expiration of the applicable waiting period thereunder, (b) any action, consent or filing that Seller or the Company is required to obtain or make, and (c) consents and filings which, if not obtained or made, will not, individually or in the aggregate, have a Material Adverse Effect or have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

     3.4. Purchase for Investment. Buyer is acquiring the Shares to be acquired by it hereunder for investment and for its own account, and not with a view to, or for offer or sale in connection with, any distribution thereof that would violate the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities law. Buyer is (i) knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer described above and (ii) an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

     3.5. Brokers. Except for SPC Management II, LLC and Silver Brands Partners L.P., Buyer is not subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement. Buyer is solely responsible for any payment, fee or commission that may be due to SPC Management II, LLC and Silver Brands Partners L.P. in connection with the transactions contemplated hereby.

                                   ARTICLE IV

                                    COVENANTS

     4.1. Confidentiality. Buyer, on behalf of itself and its affiliates, acknowledges that all information being provided to it by Seller and the Company, or their representatives, is subject to the terms of a Confidentiality Agreement dated September 24, 2000, between Buyer and Seller (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference.

     4.2 Financial Information. Buyer will use its best efforts to (a) hold all of the material books and records of the Company existing on the Closing Date and not destroy or dispose of any thereof for a period of three (3) years from the Closing Date or such longer time as may be required by law or by Material Contract, and thereafter, but prior to the seventh (7th) anniversary of the Closing Date, if it desires to destroy or dispose of such books and records, will offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller and (b) provide to Seller such financial and other information with respect to the Company for the portion of the current fiscal year during which the Shares were owned by Seller in accordance with past practice to allow Seller to comply with financial, tax reporting, legal and accounting requirements.

     4.3. Solicitations of Employees. Without the prior written consent of Seller, Buyer agrees that for a period of three (3) years following the Closing Date, neither Buyer nor any affiliate of Buyer (other than Swander Pace Capital and Silver Brand Partners L.P. and their respective officers, directors, members or partners and their respective portfolio companies) shall employ or solicit for employment, directly or indirectly, any employee of Seller (it being expressly understood that the foregoing shall not prohibit Buyer or any of its affiliates (i) from engaging in general solicitations not targeted at employees of Seller, (ii) from employing or soliciting for employment any employee of Seller who has been terminated without cause or (iii) from employing or soliciting for employment, after six (6) months of the date of termination, any employee of Seller who voluntarily has terminated his employment). Without the prior written consent of Seller, Buyer agrees that for a period of three (3) years following the Closing Date, none of the portfolio companies of Swander Pace Capital or Silver Brand Partners L.P. shall solicit for employment, directly or indirectly, any employee of Seller (it being expressly understood that the foregoing shall not prohibit such companies (i) from engaging in general solicitations not targeted at employees of Seller, (ii) from soliciting for employment any employee of Seller who has been terminated without cause or
(iii)  from  soliciting  for
employment, after six (6) months of the date of termination, any employee of Seller who voluntarily has terminated his employment).

     4.4. Employees.

          (a) Employment. Effective as of the Closing Date, Seller shall cause the employment of each Employee, other than those listed on Schedule 4.4, to be terminated. Buyer shall extend offers of employment to all the Employees terminated in accordance with the preceding sentence, such offers to be effective as of the Closing Date. All Employees who are offered and who accept such offers of employment are hereinafter referred to as the "Transferred Employees". Service performed by such Transferred Employees for Seller, the Company or its affiliates prior to Closing need not be credited under any employee benefit plans of Buyer for purposes of eligibility to participate, vesting or any other purpose as if it had been performed for Buyer. Buyer is not required to provide the Transferred Employees with benefits under its employee benefit plans that are substantially similar to the benefits under the Benefits Plans, and Buyer shall not credit all Transferred Employees for any deductibles and co-payments made for the current year under Seller's Welfare Plans (as defined below). With respect to any Benefit Plan with a cash or deferred election under Section 401(k) of the Code, Buyer shall not be obligated to provide a matching contribution as provided by the Company or Seller to its Employee. The Seller's defined benefit pension plan shall remain with the Seller and will not be assumed or transferred to the Buyer in any way. Buyer shall be under no obligation to sponsor or maintain a defined benefit pension plan for the Employees, or to provide other retirement benefits for the purpose of making up benefits lost by the Employee as a result of not having a defined benefit plan. Effective as of the Closing Date, Seller shall be solely responsible for all of the Company's or Seller's vacation pay liability owed to the Employees that is earned but not taken as of the Closing Date. Transferred Employees active participation in the Benefits Plans that are "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) sponsored by Seller or the Company (the "Seller's Welfare Plans") shall cease as of the Closing Date or as otherwise provided under the terms of such Benefit Plan, unless Buyer and Seller, in conjunction with any provider, agree to extend coverage thereafter. Notwithstanding the preceding sentence, Seller's Welfare Plans shall retain liability for all claims incurred by the Transferred Employees and their dependents prior to the Closing Date including claims which are not submitted until after the Closing Date. Buyer's Welfare Plans (as defined below) shall be responsible for all claims incurred by the Transferred Employees and their dependants on or after the Closing Date. A claim shall be deemed incurred (i) on the date of occurrence of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment plans and (ii) on the date service or treatment is provided in the case of claims under medical, hospital, dental and similar plans. Effective as of the Closing Date, Buyer shall establish or designate a pre-existing group health plan or plans (the "Buyer's Welfare Plans") that will provide medical, dental and life insurance benefits for the Transferred Employees and their dependents. Buyer's Welfare Plans shall comply with any pre-existing condition exclusions under applicable law for any Transferred Employees or their dependents. Buyer assumes any and all liability to provide continuation coverage under Section 4980B of the Code with respect to any Transferred Employee and any dependant or spouse of such Transferred Employee.

          (b) WARN Act. None of Seller or any post-Closing affiliate of Seller shall have any liability under the Worker Adjustment and Retraining Notification Act, or any similar state or local law, with respect to any Employee on account of the termination of that Employee's employment by Buyer on or after the Closing Date (and Buyer will hold such parties harmless from such liabilities).

          (c) Severance Pay. Neither Seller nor any post-Closing affiliate of Seller shall have any liability attributable to any severance benefits or termination pay that become payable to any Transferred Employee on account of the termination of any Transferred Employee's employment by Buyer on or after the Closing Date (and Buyer will hold such parties harmless from such liabilities).

          (d) Pension Plan. Seller shall be responsible for any notices, filings or other obligations under Title IV of ERISA and any liability for benefits related to the transactions contemplated by this Agreement with respect to Seller's "defined benefit plan" described under Section 3(35) of ERISA.

     4.5. Taxes. (a) Seller shall timely prepare and file (or cause to be prepared and filed) all income Tax Returns of the Company for taxable periods that end on or before the Closing Date (the "Seller's Returns"). Such Seller's Returns shall be true and complete in all material respects. Seller shall timely pay (or cause to be paid) all Taxes shown as due and payable on the Seller's Returns and all Taxes attributable to the operations of the Company prior to the Closing Date.

          (b) Buyer shall timely prepare and file (or cause to be prepared and filed) all Tax Returns of the Company required by law that are not required to be prepared and filed by Seller pursuant to Section 2.7(a) (the "Buyer's Returns"). Buyer shall timely pay or cause to be paid all Taxes relating to Buyer's Returns.

          (c) Buyer and Seller shall reasonably cooperate with each other in connection with the preparation of all Tax Returns with respect to the Company and with any tax investigation, audit or other preceding related to the Company. Buyer and Seller shall preserve all information, returns, books, record and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period. Buyer shall provide to Seller all documentation necessary for Seller to prepare all Tax Returns of the Company for taxable periods that end on or before the Closing Date. Seller shall have the right to control any audit or examination by any taxing authority, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to Taxes (a "Tax Proceeding") for which it has responsibility under Sections 2.7(a) or 4.5(a).

     4.6. Trade Discounts. Following the Closing, (i) Seller shall pay or discharge all obligations under Trade Discounts (as defined below) on sales effected prior to Closing by the Company or Seller and (ii) Buyer shall pay or discharge, and indemnify and hold Seller harmless from, all obligations under Trade Discounts on sales effected by Buyer or the Company following the Closing. "Trade Discounts" shall mean trade discounts, invoice deductions or similar concessions to wholesalers or retailers of finished products of the Company. Any undisputed amounts to be paid by Seller or Buyer, as the case may be, under this
Section 4.6
shall be paid within ten (10) days of receipt by Seller or Buyer, as the case may be, of an invoice from Buyer or Seller, as the case may be, for such amounts, together with such other documentation as the paying party reasonably may request.

     4.7. Returns. Following the Closing, Seller shall pay or discharge all liabilities for returns, disposals and reclamations (of which return, disposal or reclamation Seller shall have received notice) of finished products of the Company from wholesalers or retailers ("Returns"), provided, however, that (i)
(A) such Returns occur within six (6) months from the Closing Date and the liabilities for each such Return amount to $5,000 or more or (B) such Returns occur within thirty (30) days from the Closing Date and the liabilities for all such Returns in the aggregate amount to $15,000 or more, and (ii) with respect to Returns described by the foregoing clause (i)(A), such finished products were sold and shipped by (x) the Company prior to the Closing or (y) by Seller in connection with its sale of Slow-Moving Closing Inventory acquired from the Company pursuant to Section 1.2(d) above, and Buyer provides to Seller reasonably satisfactory evidence to such effect. Any amounts to be paid by Seller under this Section 4.7 shall be paid within ten (10) days of receipt by Seller of an invoice from Buyer in accordance with this Section 4.7 for such amounts, together with such other documentation as Seller reasonably may request.

     4.8. Accounts Payable. Following the Closing, Seller shall pay any account payable of the Company for goods delivered or services performed prior to the Closing Date within a period no longer than the Company's historic payment period for accounts payable that are similar in amount and nature to such account payable.

     4.9. Prepaid Expenses. At Closing, Buyer and Seller shall agree on the amount of rent and real estate taxes for the Company that shall have been prepaid by Seller or the Company prior to Closing and relate to the period from and after the Closing Date (the "Prepaid Expense Amount"), such amount not to exceed $60,000 in the aggregate. Seller shall provide Buyer with such documentation as Buyer may reasonably request to evidence the amount of the Prepaid Expense Amount.

     4.10. USPTO Filings. Promptly following the Closing, Seller will file with the U.S. Patent and Trademark Office the unrecorded terminations and releases relating to the trademarks covered by the Liens described on Schedule 2.8.

     4.11. Further Assurances. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

     4.12. Press Releases. Buyer and the Company, on the one hand, and Seller, on the other, agree that neither it nor its affiliates will make any statement to the press, press release or other public announcement regarding this Agreement or the transactions contemplated hereby after the Closing unless the text and time of the release of any such statement has been approved by the other party, except where such disclosure is required pursuant to applicable law or applicable listing requirements of any national exchange or interdealer quotation system (in which case such party will consult with the other party regarding any such public statements prior to disclosure); provided, however, that the foregoing shall not prevent Swander Pace Capital and its affiliates from issuing standard "tombstone" announcements concerning the transactions contemplated hereby.

                                   ARTICLE V

                                 INDEMNIFICATION

     5.1.  Indemnification  by Seller.  Subject to the terms and  conditions  of
Section 5.3, from and after the Closing, Seller shall indemnify Buyer and its affiliates and their respective officers, directors, members, partners and employees (the "Buyer Indemnified Parties") against, and hold them harmless from, any loss, liability, claim, damage or expense, including reasonable legal fees and expenses, but excluding punitive damages, lost profits (including damages for loss of business reputation) and other unforeseen or consequential damages ("Losses"), suffered or incurred by any such Buyer Indemnified Party as a direct consequence of (a) any breach of any representation or warranty of Seller contained in this Agreement which by the terms of Section 5.3(f) survives the Closing, (b) any breach of any covenant of Seller contained in this Agreement which by its terms requires performance after the Closing, (c) any environmental liabilities relating to any property formerly owned or leased by the Company (and not owned or leased as of the Closing Date) or (d) the items set forth on each of Schedule 2.11 and Schedule 2.12 hereof.

     5.2.  Indemnification  by Buyer.  Subject  to the terms and  conditions  of
Section 5.3, each of Buyer and, after the Closing, the Company, on a joint and several basis, shall indemnify Seller and its affiliates and their respective officers, directors, members, partners and employees (the "Seller Indemnified Parties") against, and hold them harmless from, any Losses suffered or incurred by any such Seller Indemnified Party as a direct consequence of (a) any breach of any representation or warranty of Buyer contained in this Agreement which by the terms of Section 5.3(f) survives the Closing, (b) any breach of any covenant of Buyer contained in this Agreement or (c) the operation of the business of the Company after the Closing.

     5.3. Indemnification Limitations and Procedures.

          (a) Notwithstanding anything to the contrary in this Agreement, no Buyer Indemnified Party shall be entitled to indemnification pursuant to Section
5.1 unless the aggregate amount of all Losses for which the Buyer Indemnified Parties would, but for this sentence, be entitled to receive indemnification pursuant to Section 5.1 exceeds an amount equal to $200,000 and then only to the extent of any such aggregate excess; provided, however, that in no event will the Buyer Indemnified Parties be entitled to receive in the aggregate an amount in excess of $4,000,000 pursuant to Section 5.1, except that no deductible or limit shall apply (i) to the extent that such liability for indemnification resulted, directly or indirectly, from fraud or intentional misrepresentation on the part of Seller or from breaches of representations and warranties contained in Sections 2.2 and 2.4, (ii) to any amounts payable by Seller under Sections
4.6 and 4.7 hereof or (iii) to Seller's indemnification obligations under paragraphs (c) and (d) of Section 5.1.

          (b) Notwithstanding anything to the contrary in this Agreement, no Seller Indemnified Party shall be entitled to indemnification pursuant to
Section 5.2 unless the aggregate amount of all Losses for which the Seller Indemnified Parties would, but for this sentence, be entitled to receive indemnification pursuant to Section 5.2 exceeds an amount equal to $200,000 and then only to the extent of any such aggregate excess; provided, however, that in no event will the Seller Indemnified Parties be entitled to receive in the aggregate an amount in excess of $4,000,000 pursuant to Section 5.2, except that no deductible or limit shall apply (i) to the extent that such liability for indemnification resulted, directly or indirectly, from fraud or intentional misrepresentation on the part of Buyer or from breaches of the representations and warranties contained in Section 3.2 or (ii) to any amounts payable by Buyer under Section 4.6 hereof.

          (c) Buyer acknowledges and agrees that, from and after the date hereof, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article V. In furtherance of the foregoing, as a material inducement for the execution and delivery of this Agreement by Seller and the Company, Buyer, on behalf of itself and its affiliates, hereby waives, from and after the date hereof, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller or the Company (or their affiliates or representatives) relating to the subject matter of this Agreement, the Company (or its operations) or otherwise, whether known or unknown, including claims arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation, including Environmental Laws, except claims brought under and subject to the terms of this Agreement.

          (d) Buyer acknowledges and agrees that, other than the representations and warranties of Seller expressly set forth in this Agreement, there are no representations or warranties of Seller expressed or implied relating to the subject matter of this Agreement, Seller or the Company (or its operations) and that there shall be no claim against Seller or the Company or their affiliates or representatives or right to indemnification with respect to any information (whether written or oral), documents or materials furnished by such parties (or any of their affiliates or representatives) to Buyer or any of its affiliates or representatives, including any "business plan," "executive summary," offering memorandum or other marketing materials, or any information contained therein, or any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company. Except as expressly provided in this Agreement, Buyer is accepting the Company and its properties on an "AS IS, WHERE IS, with all faults" basis.

          (e) Amounts paid in respect of indemnification obligations of the parties pursuant to this Article V shall be treated as an adjustment to the purchase price paid by Buyer for the Shares. In determining the amount of Losses to which an indemnified party is entitled under this Article V, full allowance shall be made for any proceeds available pursuant to the indemnified party's insurance policies or from any third party and for any tax benefit resulting from the indemnified party's loss, claim or damages. In the event that any such proceeds or recovery are received by an indemnified party after payment of an indemnity claim by an indemnifying party hereunder, the indemnified party shall promptly pay the amount of such proceeds or other recovery to the indemnifying party to the extent it is duplicative with the indemnifying party's prior payment. For purposes of determining the amount of Losses payable in respect of Section 5.1 or 5.2 for a breach of a representation or warranty, references to any materiality qualification therein shall be disregarded.

          (f) The representations and warranties in this Agreement shall survive the Closing solely for purposes of Sections 5.1 and 5.2 of this Agreement and shall terminate at the close of business eighteen (18) months following the Closing; provided, however, that (i) the representations and warranties set forth in Section 2.18 shall terminate on the date which is four (4) years from the Closing Date, (ii) the representations and warranties set forth in Section
2.7 shall terminate on the date on which the applicable statute of limitations shall have expired and (iii) the representations and warranties set forth in Sections 2.2 and 2.4 shall survive indefinitely. The obligations to indemnify and hold harmless a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, (x) pursuant to Sections 5.1(a) and 5.2(a), shall terminate when the applicable representation or warranty terminates, and (y) pursuant to the other clauses of Sections 5.1 and 5.2, shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice stating in reasonable detail the basis of such claim to the party providing the indemnification.

          (g) Seller shall not have obligation under this Agreement to indemnify any Buyer Indemnified Party with respect to any matter that was addressed through the working capital adjustment procedure pursuant to Section 1.2.

          (h) No Contribution. Seller waives, and acknowledges and agrees that Seller shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against the Company in connection with any indemnification claim against Seller under Section 5.1 of this Agreement.

     5.4. Procedures Relating to Indemnification. (a) A party seeking indemnification pursuant to Sections 5.1 or 5.2 (an "Indemnified Party") shall give prompt notice to the other party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim or assessment (but in no event shall such notice be given later than 30 days after a senior officer of such Indemnified Party has actual knowledge of such claim or assessment), and shall notify the Indemnifying Party of the commencement of any action, suit, audit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim") within 30 days of such commencement. Any such notice shall specify in reasonable detail the claim, assessment, action, suit, audit or proceeding. The Indemnified Party will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. If the Third Party Claim involves (and continues to involve) solely monetary damages, the Indemnifying Party shall have the right, exercisable by written notice (the "Notice") to the Indemnified Party at any time following receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party. Should the Indemnifying Party
so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Regardless of whether the Indemnifying Party elects to assume the defense of any such Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent. The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending; provided, however, that if the parties in any action shall include both an Indemnifying Party and an Indemnified Party, and the Indemnified Party shall have received written advice of counsel that counsel selected by the Indemnifying Party has a conflict of interest under applicable standards of professional responsibility because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select one separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party.

          (c) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim and if such Third Party Claim involves solely monetary damages, shall have the right to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim, provided that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be obligated to satisfy and discharge such judgment or settlement. Otherwise, such settlement only may be made with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

          (d) Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate reasonably in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

          (e) For any indemnity claim which involves environmental remediation, monitoring, investigation or post clean-up monitoring ("Remediation"), the level of clean-up shall be the least stringent level allowed by Environmental Laws and in compliance with all Environmental Laws and acceptable to Governmental Authorities and landlords, and the Indemnifying Party may use the most cost-effective approach to Remediation, as long as such approach reasonably promptly achieves the required goal.

                                   ARTICLE VI

                                  MISCELLANEOUS

     6.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as may otherwise be expressly provided in this Agreement and except for the fees associated with the filings under the HSR Act, which shall be borne equally by Buyer and Seller.

     6.2. Construction of this Agreement. All of the parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of interpretation arises, this Agreement and the other documents and instruments executed in connection with this Agreement shall be construed as if drafted jointly, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or such other documents and instruments. Any item disclosed on a disclosure schedule to this Agreement shall be deemed disclosed for all other disclosure schedules to which such item is applicable, provided such reference is clear. The term "including" in this Agreement shall mean "including without limitation." References in this Agreement to dollar amount thresholds shall not, for purposes of this Agreement, be deemed to be evidence of materiality or a Material Adverse Effect. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. All references to GAAP contained in this Agreement shall mean United States generally accepted accounting principles. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to "schedules" or "sections" herein shall be deemed to refer to the applicable disclosure schedule or section of this Agreement.

     6.3. Assignment. This Agreement and the rights and obligations of the parties hereunder shall not be assigned, delegated or otherwise transferred by Buyer, Seller or the Company without the prior written consent of Buyer (where Seller seeks to assign or delegate rights or obligations) or Seller (where Buyer or the Company seek to assign or delegate rights or obligations), except that Buyer may assign its rights under this Agreement as collateral security to any entity providing financing to Buyer. This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the successors and permitted assigns of the respective parties hereto.

     6.4. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder (except, in the case of Article V hereof, the persons referred to in Sections
5.1 and 5.2).

     6.5. Amendments. No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties to this Agreement.

     6.6. Notices. All notices and other communications given under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally, (b) on the date of transmission, if sent via facsimile transmission to the facsimile number given below, and telephonic or written confirmation of receipt is obtained promptly after completion of transmission, (c) the business day after the date of delivery to a reputable and recognized next-day express courier service, or (d) three business days after (or, in the case of a notice or communication sent overseas, ten business days after) being mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                                    If to Buyer, to:

                                    Nonni's Food Company, Inc.
                                    601 South Boulder
                                    Tulsa, OK  74119
                                    Attention:   Its President
                                    Facsimile:   (918) 560-4108

                                    with a required copy to:

                                    Cooley Godward LLP
                                    One Freedom Square, Reston Town Center
                                    11951 Freedom Drive
                                    Reston, VA  20190-5601
                                    Attention:   Christian E. Plaza, Esq.
                                    Facsimile:   (703) 456-8100


                                    If to Seller or the Company, to:

                                    B&G Foods, Inc.
                                    Four Gatehill Drive
                                    Suite 110
                                    Parsippany, NJ 07054
                                    Attention:   Mr. David L. Wenner
                                    Facsimile:   (973) 630-6550

                                    with a required copy to:

                                    Dechert
                                    30 Rockefeller Plaza
                                    New York, New York 10112
                                    Attention:   Glyndwr P. Lobo, Esq.
                                    Facsimile:   (212) 698-3599


Such addresses may be changed, from time to time by means of a notice given in the manner provided in this Section (provided that no such notice shall be effective until it is received by the other parties hereto).

     6.7. Consent to Jurisdiction. Each of Buyer, Seller and the Company irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery for the State of Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Buyer, Seller and the Company each irrevocably consent to service of process out of such courts in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight courier or delivery service, to Buyer or Seller at their respective addresses set forth herein. Each of Buyer, Seller and the Company irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the full extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum.

     6.8. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

     6.9. Waiver. Waiver of any term or condition of this Agreement by any party shall be effective if in a writing signed by the party against whom such waiver is asserted. Any such waiver shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     6.10. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties to this Agreement and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     6.11. Entire Agreement. This Agreement, including the disclosure schedules hereto and the other documents delivered pursuant to this Agreement, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof (except for the Confidentiality Agreement) and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and understandings, oral or written, relating to such subject matter (except for the Confidentiality Agreement).

     6.12. Governing Law. This Agreement shall be governed by an construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflicts of law principles of such state.

     6.13. Certain Defined Terms. (a) As used herein, "Material Adverse Effect" means (a) with respect to the Company, a material adverse effect on the business, liabilities, assets, financial condition or results of operations of the Company, other than with respect to any adverse effects which, directly or indirectly, relate to or result from (i) public or industry knowledge regarding the transactions contemplated by this Agreement or (ii) past, existing or prospective economic, regulatory or other conditions generally affecting the industries in which the Company competes, and (b) with respect to Buyer, a material adverse effect on the


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


consolidated business, liabilities, assets, financial condition or results of operations of Buyer, other than with respect to any adverse effects which, directly or indirectly, relate to or result from (i) public or industry knowledge regarding the transactions contemplated by this Agreement or (ii) past, existing or prospective economic, regulatory or other conditions generally affecting the industries in which Buyer competes.

     It is understood that Seller may include in the disclosure schedules to this Agreement or elsewhere items which would not have a Material Adverse Effect within the meaning of the previous paragraph to avoid any misunderstanding or for any other reason, and such inclusion shall not be deemed to be an acknowledgement by Seller that such items would have a Material Adverse Effect or further define or bear on the meaning of such term for the purposes of this Agreement. When applied to any party to this Agreement, the term "knowledge" and any derivatives thereof shall refer only to the knowledge of, with respect to Seller, the members of Seller's executive management listed on Schedule 6.13, and, with respect to Buyer, the executive officers of Buyer, in each case after reasonable investigation of the books and records and reasonable inquiries of the management-level employees of that party, in each case, with respect to the representation and warranty given by such party.

     6.14. Time is of the Essence. Time is of the essence in the performance of this Agreement.


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


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                         NONNI'S FOOD COMPANY, INC.


                         By  /s/ Timothy G. Bruer
                             ----------------------------------------
                             Name: Timothy G. Bruer
                             Title: Chief Executive Officer


                         B&G FOODS, INC.


                         By  /s/ Robert C. Cantwell
                             ----------------------------------------
                             Name: Robert C. Cantwell
                             Title: Executive Vice President


                         BURNS & RICKER, INC.


                         By  /s/ Robert C. Cantwell
                             ----------------------------------------
                             Name: Robert C. Cantwell
                             Title: Executive Vice President


                                       33